[DRAFT]


                            AMERINDO TECHNOLOGY FUND

                         A series of Amerindo Funds Inc.
                                 Class C Shares

                 Distribution and Service Plan Pursuant to Rule
                 12b-l Under the Investment Company Act of 1940


              The Plan is adopted by Amerindo Technology Fund, a series of Amerindo Funds Inc. (the "Fund"), on behalf of the Class C shares, in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

                                    The Plan
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              1. The Fund has entered into a Distribution Agreement with the
Distributor, as defined in the Fund's Prospectus, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor will receive compensatory payments from the Fund in an amount as set forth in such Agreement and, as agent of the Fund (i) will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal; and (ii) will make payments to broker-dealers ("Broker-Dealers") and other financial institutions with which it has written agreements and whose clients are Fund shareholders, for providing distribution assistance on behalf of the Fund.

              2. The Fund also has entered into a Shareholder Servicing Agreement with the Distributor, in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor will receive shareholder servicing fees from the Fund in an amount as set forth in such Agreement for performing shareholder servicing functions. The Distributor may use such fees to compensate other parties (each a "Shareholder Servicing Agent") with which it has written agreements and whose clients are Fund shareholders for performing shareholder servicing functions on behalf of the Fund.

              3. Additionally, the Distributor may make payments from time to time from its own resources (which may include past profits) for the following purposes:

                   (i) to defray the costs of, and to compensate others, including financial intermediaries with whom the Distributor has entered into written agreements, for


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         performing shareholder servicing and related administrative functions on behalf of the Fund;

                   (ii) to compensate certain financial intermediaries with whom the Distributor has entered into written agreements for providing assistance in distributing the Fund's shares;

                   (iii) to pay the costs of printing and distributing the Fund's prospectus to prospective investors; and

                   (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel in connection with the distribution of the Fund's shares.

The Distribution Agreement, pursuant to the Plan, will further provide that the Distributor, in its sole discretion, will determine the amount of the payments to be paid to the Broker-Dealers or other financial institutions with whom it has contracted, provided, however, that such payments will not increase the amount that the Fund is otherwise required to pay to the Distributor during any fiscal year under the Distribution Agreement. The Shareholder Servicing Agreement, pursuant to the Plan, will further provide that the Distributor, in its sole discretion, will determine the amount of the payments to be paid to the Shareholder Servicing Agents with whom it has contracted, provided that such payments will not increase the amount which the Fund is otherwise required to pay to the Distributor during any fiscal year under the Shareholder Servicing Agreement.

              4. In addition, under the Shareholder Servicing Agreement, the Distributor may make payments from time to time from its servicing fees to Shareholder Servicing Agents for the purpose enumerated in paragraph 3(i) above and the Distributor may make payments from time to time from its fees under the Distribution Agreement to Broker-Dealers or other financial institutions for the purpose enumerated in paragraphs 3(ii), (iii) and (iv).

              5. The Fund will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor in carrying out its obligations under their respective Distribution and Shareholder Servicing Agreements, and (ii) typesetting, printing and delivering the Fund's prospectus to existing shareholders and preparing and printing subscription application forms for shareholder accounts.

              6. Payments by the Distributor to Broker-Dealers or other financial institutions and payments by the Distributor to Shareholder Servicing Agents for the purpose of distributing the Fund's shares and providing shareholder servicing are subject to compliance by the Distributor with the terms of written agreements in a form satisfactory to the Fund's Board

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of Directors to be entered into between the Distributor and the Broker-Dealers, and between the Distributor and the Shareholder Servicing Agents.

              7. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for these purposes by the Distributor, pursuant to the Plan and identifying the activities for which such expenditures were made.

              8. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and
(ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

              9. The Plan will remain in effect from year to year after its adoption, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 8 hereof.

              10. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause
(ii) of paragraph 8 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 8 hereof.

              11. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act).


Dated:  November ___, 1999

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